Exhibit 10.20

House Lease Contract

Lessor:	Li Hongji	(hereinafter referred to as Party A)
Lessee:	Moxian Technologies (Beijing) Co., Ltd.	(hereinafter referred to as Party B)
Party C:	He Weisu	(hereinafter referred to as Party C)
Party D:	Beijing Zhongjia Real Estate Broker Co., Ltd.	(hereinafter referred to as Party D)

On August 27, 2015, Party D supplied intermediate service, and then Party A and Party C reached an agreement on the lease of House B and C on Floor 9, Building D 2-22, No. 8, North Avenue, Chaoyangmen, Dongcheng District. After that, Party A, Party C, and Party D signed the House Lease Contract. Party C has paid Party A one-month guarantee deposit of RMB 121,015.4 Yuan and three-month rent of RMB 363,046.2 Yuan. Party A has paid brokerage expenses for Party D after intermediate service is supplied. Party A, Party C, and Party D reached an agreement that Party B would be the lessee after establishment. Now, Party B has been established. Through negotiation, Party A, Party B, and Party C, reach an agreement that Party A will lease the houses to Party B and that the three parties sign this contract.

I. Basic information and use of the houses

1.1 Party A agrees to lease the houses (House B and C on Floor 9, Building D 2-22, No. 8, North Avenue, Chaoyangmen, Dongcheng District, Beijing) with facilities in a good condition to Party B.

1.2 The floor area of the houses is 568.37 square meters.

II. Lease term

2.1 Lease term lasts for 2 years; namely, from August 28, 2015 to October 04, 2017.

2.2 Rent-free period lasts for 39 days; namely, from August 28, 2015 to October 04, 2015. There's no need for Party B to pay rent during the rent-free period.

2.3 After expiry of tenancy, Party A has the right to take back the houses. In case of intending to renew the lease, Party B shall request for the renewal 30 days in advance. With Party A's consent, both parties may sign a new lease contract.

2.4 After expiry of tenancy, Party A has the right to take back all the houses. Party B shall, on or before the date for expiry of tenancy, keep the house facilities and auxiliary articles in a good condition before delivering them to Party A.

III. Lease payment mode

3.1 Party A and Party B draw a conclusion that monthly rent of the houses is 7 Yuan per square meter, totaling RMB 121,015.40 Yuan, including property management fee and heating fee as well as taxes for rental invoice.

3.2 Rent payment mode: 1-month guarantee deposit and 3-month rent payment; Party B shall directly remit these money to the bank account designated by Party A.

3.3 Rent shall be paid every 3 months, and the following rent shall be paid 2 days before the lease commencement date in the payment month. Within the contract duration, rent shall not be adjusted. The first three-month rent of RMB 363,046.2 Yuan has been paid by Party C on September 8, 2015. Party A, Party B, and Party C confirm that the first rent was paid by Party B.

3.4 Party A is responsible for paying property fee for property management company and the invoice for property fee shall be directly issued by property management company. Party A needs to pay property fee of RMB 40,747.2 Yuan (the actual property fee of the first three months is RMB 36,445.53 Yuan) quarterly; Party A is allowed not to issue an invoice for the fee above while issuing an invoice for rent. In case property fee is adjusted, Party A may adjust the amount for the rent invoice.

3.5 The date and amount for Party B to pay rent, and the amount for rent invoice issued by Party A are as follows:

Date	Party B shall pay three-month rent (Yuan)	Party A shall issue an invoice of rent (Yuan)	Remark
September 8, 2015	363,046.2	326,600.67	The rent minus property fee of RMB 36,445.53 Yuan
January 3, 2016	363,046.2	322,299	The rent minus property fee of RMB 40,747.2 Yuan
April 3, 2016	363,046.2	322,299	The rent minus property fee of RMB 40,747.2 Yuan
July 3, 2016	363,046.2	322,299	The rent minus property fee of RMB 40,747.2Yuan
October 3, 2016	363,046.2	322,299	The rent minus property fee of RMB 40,747.2 Yuan
January 3, 2017	363,046.2	322,299	The rent minus property fee of RMB 40,747.2 Yuan
April 3, 2017	363,046.2	322,299	The rent minus property fee of RMB 40,747.2 Yuan
July 3, 2017	363,046.2	322,299	The rent minus property fee of RMB 40,747.2 Yuan

3.6 The deposit amounts to 1-month rent (121,015.40); namely, SAY RMB ONE HUNDRED AND TWENTY-ONE THOUSAND AND FIFTEEN POINT FOUR ZERO YUAN ONLY. The deposit indicates the margin paid by Party B to faithfully fulfill all provisions of this contract. The one-month rent of RMB 121,015.4 Yuan has been paid to Party A by Party C on September 8, 2015. Party A, Party B, and Party C confirm that the deposit shall be deemed as having been paid by Party B and that it will be returned to Party B when Party B stops leasing the houses.

3.7 In case Party B violates this contract, Party A may deduct all deposits paid by Party B; in case the deposit is insufficient to compensate Party A for all losses, Party A shall still have the right to request Party B for compensation again.

IV. Other expenses

4.1 In case Party B, at its sole discretion, installs a telephone within the contract period, the installing expense and telephone fee shall be paid by Party B according to the standard stipulated by Telecommunications Bureau.

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4.2 Other expenses: all relevant expenses incurred during the lease period shall be borne by Party B (☐ water rate, ☐ electric charge, ☐ fuel gas fee, ☐ cable television bill, ☐ Internet fee, ☐ air-conditioning cost, and ☐ parking fee).

V. Party A's rights and obligations

5.1 Party A must deliver the rental houses to Party B for use.

5.2 Party A has the right to supervise Party B so that Party B can use the houses in a reasonable way. In case Party B's violation gives rise to Party A's liability or economic loss, Party B shall assume the liability.

5.3 Party A has the right to authorize an agent to exercise Party A's rights and obligations. When signing this contract, Party A or the agent thereof shall show law certification related to the houses and ID cards, and guarantee Party A or the agent is the legitimate owner and has legal status.

5.4 Within the lease term, Party A shall enter into the houses with Party B's permission.

5.5 After expiry of tenancy, Party A shall, together with Party B, count the interior facilities. In case the facilities are in a good condition, Party A shall return all deposits to Party B within ten working days after Party B has paid off all expenses (□ water rate, □ electric charge, □ fuel gas fee, □ Internet fee, 口 telephone bill, □ cable television bill, and □ parking fee and so on) incurred due to use of the houses.

5.6 After expiry of tenancy, Party A has the right to take back the houses, needless of notifying Party B. In case Party B fails to move out of the houses, Party A may apply to the local people's court for compulsory execution, and all economic losses incurred by this shall be borne by Party B.

5.7 After termination of this contract, Party B shall promptly carry its articles out of the houses. In case of five days overdue, Party B may be deemed as having given up its rights, and Party A has the right to dispose them.

5.8 Within one month before expiry of tenancy, Party A and the agent thereof have the right to lead potential customers to see the houses within normal working hours with prior notice to Party B.

5.9 In case Party B stops continuing to lease the houses after expiry of tenancy, the unmovable decoration including partition walls and doors and windows shall not be dismantled.

VI. Party B's rights and obligations

6.1 Party B shall, in accordance with the provisions herein, use the houses after paying the deposit and rent.

6.2 Party B shall separately bear the decoration fee and conduct coordination work in the leased area.

6.3 Party B shall comply with relevant national laws and regulations and industrial standards when decorating the leased houses, and shall provide interior decoration design drawings for Party A at the expense of Party B.

6.4 In the process of decorating and using the houses, Party B shall first obtain Party A's permission before changing or adjusting the main structure and appliances in the leased area. The exception is the abrasion in normal use.

6.5 Party B shall, before commencement of decoration, submit the decoration scheme to Party A's property management institution, and then start construction after obtaining permission.

6.6 Party B shall pay house rent and all expenses (□ water rate, □ electric charge, □ fuel gas fee, □ Internet fee, 口 telephone bill, □ cable television bill, and □ parking fee and so on) related to the houses on schedule.

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6.7 Party B shall guarantee business activities in the leased area are legitimate; shall not store forbidden objects, inflammables and explosives; in case of any violation, Party B shall assume relevant liabilities.

6.8 After termination of this contract, Party B shall promptly carry their personal articles out of the houses. In case of five days overdue, Party B may be deemed as having given up its right, and Party A has the right to dispose the articles.

6.9 In case Party B fails to violate this contract within the tenancy term, after expiry of tenancy, Party B shall have the priority to lease the houses when having the same condition as other lessees.

6.10 Party B shall pay attention to fire prevention and water resistance. In case that fire or flood breaks out for the reason of Party B, Party B shall assume relevant civil and criminal liability and relevant economic compensation.

VII. Responsibility for breach of contract and termination of contract

7.1 In the case of any of the following circumstances, Party B has the right to terminate this contract:

7.1.1 Party A can't provide property right in real estate of the houses or the houses and facilities can't meet the conditions, which has adverse effect on the use of houses for Party B;

7.1.2 Party A fails to assume the obligation of house maintenance, which which has adverse effect on the use of houses for Party B;

7.1.3 In case this contract can't be continuously fulfilled for the reason of Party A, on the premise that Party B has paid all expenses related to the houses, Party B shall pay rent by the day, and Party A shall return the rent and deposit to Party B that are not used and compensate Party B for the liquidated damage amounting to two-month rent.

7.2 In the case of any of the following circumstances, Party A has the right to terminate this contract:

7.2.1 Without Party A's written permission, Party B changes internal and external structures of the houses, damages facilities but fails to repair them promptly, or changes the use of the houses;

7.2.2 Party B makes use of the houses to store dangerous goods or carry out activities of breaking the law;

7.2.3 In case Party A dissolves the contract with Party B for the reason above, it's no need for Party A to return the deposit. In case the economic loss to Party A can't be completely compensated by deposit, Party A may request Party B for compensation one more time.

7.2.4 After expiration of the contract period or this contract terminates due to Party B's breach of contract, Party B fails to move out of the rented houses, the rent overdue shall be calculated by 150% of original rent. In case this gives rise to economic loss to Party A due to the effect on the new lessee, the loss shall be compensated by Party B. In case of 7 days overdue, Party A has the right to enter into the houses rented by Party B, empty them and dispose the articles in the houses at the expense of Party B.

7.2.5 After this contract is signed, Party B shall pay rent and other relevant fees as scheduled. For every overdue day, Party B shall pay Party A late fees by 0.5% of amount payable. In case rent is paid 7 days later than due, Party B may be deemed as breach of contract unilaterally, and thus, Party B shall pay liquidated damage of three-month rent; meanwhile, Party A has the right to terminate the lease contract and carry it out as follows.

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7.2.6 In case this contract is dissolved or terminated for one party's breach of contract, the breaching party shall pay liquidated damage equal to two-month rent for the non-breaching party. Meanwhile, Party B shall pay the actual rent and other relevant expenses for actual use period. In case this contract is terminated due to Party B's breach of contract, Party B must return the houses in a good condition to Party A within five days after Party A gives a notice of terminating the contract.

7.3 Termination of contract

7.3.1 Lease term expires.

7.3.2 Either party prepares for bankruptcy, liquidation, dissolution, or any similar procedures.

7.3.3 In case the total assets or the important part of assets required to fulfill this contract is detained, embargoed, or used, and this happens to Party A, Party A shall return all lease deposit to Party B, and undertake all losses to Party B.

7.3.4 Party B pays rent one month later than due.

VIII. Exception conditions

8.1 In case this contract can't be fulfilled continuously or loss is caused for any relocation or reconstruction due to force majeure or national policy, neither party shall undertake the due obligations.

8.2 In case this contract is terminated for the reason above, rent shall be calculated by the actual time of use.

Rent shall be calculated by the day for the period less than a whole month; namely, Party A will return the overcharge and demand payment of the shortage.

8.3 Force majeure refers to the objective circumstances that are unforeseeable, unavoidable, and insurmountable.

8.4 This contract will terminate after expiry of tenancy.

IX. Dispute settlement

9.1 In case any dispute arises herein, both parties shall first negotiate about it or apply for mediation; in case no agreement is reached, they shall solve the dispute in the following ways (only one way can be chosen): submit it to Beijing Arbitration Commission for arbitration.

9.2 During the period of settling disputes, both parties shall continue to carry out the contract in all other aspects.

X.Other Stipulations

10.1 Both parties' mailing addresses are as follows. Suppose one party sends a letter or express delivery to the following addresses before giving an notice of address change to the other party, the letter or express delivery shall be deemed as having been sent.

Party A: Li Hongji

Mailing Address: Floor 6, New China Life Insurance Mansion, No. 12 (Jia),

Jianguomen Outer Street,

Chaoyang District, Beijing

Post Code: 100022                         Telephone: 13901023941

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Party A: Moxian Technologies (Beijing) Co., Ltd.

Mailing Address: House B and House C, Floor 9,

Building D 2-22, No. 8,

North Avenue, Chaoyangmen,

Dongcheng District

Post Code: 100027                        Telephone: 53322589

10.2 Party A and Party B shall, through negotiation, sign supplementary agreements on unsettled issues. The supplementary agreements and appendixes shall be an indispensable part to this contract, and they have the same legal effect as this contract.

10.3. This contract is in triplicate, with Party A, Party B, and Party C to hold one. Three copies have the same legal effect.

10.4 The signing, efficacy, interpretation, implementation, amendment, and termination of this contract is protected by formally enacted Chinese laws and regulations.

Lessor (Party A):

Signature and stamp: /s/ Li Hongji

Representative:

ID No.:

Telephone:

Lessee (Party B): Moxian Technologies (Beijing) Co., Ltd.

Signature and stamp: /Seal/ Moxian Technologies (Beijing) Co., Ltd.

Representative:

ID No.:

Telephone:

Party C:

Signature and stamp: /s/ He Weisu

Telephone:

Signed on:	Month	Date	2016

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